PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND CONTAINS PERSONAL INFORMATION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”). ADDENDUM TO REVOLVING CREDIT FACILITY AGREEMENT OF 14 DECEMBER 2022 This addendum (hereinafter the “Addendum”) is entered into on this 11th day of January 2024 to document the agreement effective as of the 18th day of December 2023 (the “Effective Date”), by and between: (1) DREW HOLDINGS LTD.; and (2) HIMALAYA SHIPPING LTD. (hereinafter collectively referred to as the "Parties" and, individually, as a "Party"). WHEREAS: A. The Parties entered into an agreement on the 14th of December 2022, regarding a revolving loan facility in the original principal amount of USD 15,000,000 (the “Agreement”); and B. With effect from the Effective Date, the Parties agreed to amend the Agreement on the terms and conditions set out herein, including extending the ultimate maturity date and the availability period for the Facility, making certain clarifications and downsizing the amounts available for borrowing. 1. AMENDMENTS TO THE AGREEMENT With effect from the Effective Date, the Parties agree that: 1.1 the following second paragraph shall be added to section 1 of the Agreement: “Following 31 December 2023, the Facility available shall be reduced to USD 10,000,000. The definition of the “Facility” shall be adjusted accordingly.” 1.2 “reasonable access to” shall be inserted prior to “other liquid funds” in section 2.1 (v); 1.3 all references to “LIBOR” in section 3 of the Agreement shall be replaced with “Term SOFR”; 1.4 the last paragraph of section 3.2 of the Agreement (concerning termination of LIBOR) shall be replaced with the following wording; “In this Agreement “Term SOFR” means the applicable term SOFR reference rate administered and published by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate).” 1.5 “31 December 2024” in section 4.1 (iii) of the Agreement shall be replaced with “31 December 2025”; 1.6 the reference to “31 December 2023” in section 4.3 of the Agreement shall be replaced with “31 December 2024”; 1.7 for avoidance of doubt, “other than a sale of a vessel to a leasing provider pursuant to the Borrower’s leasing arrangements for the vessels” shall be added at the end of section 4.1 (i) of the Agreement; and

1.8 on the basis of the above, the Agreement shall be amended as set out in schedule 1 hereto. 2. GOVERNING LAW AND JURISDICTION 2.1 This Addendum shall be governed by and construed in accordance with Norwegian law. 2.2 The Parties agree to submit to the non-exclusive jurisdiction of the courts of Norway. [Separate signature page to follow.]

[Signature page to addendum to RCF between Himalaya Shipping Ltd. and Drew Holdings Ltd.] This Addendum has been entered into on the date stated on the first page hereof. For and on behalf of DREW HOLDINGS LTD. [***] Name: [***] Title: Director For and on behalf of HIMALAYA SHIPPING LTD. [***] Name: [***] Title: Director SCHEDULES: - Schedule 1: Amended and Restated Revolving Credit Facility Agreement

Schedule 1: Amended and Restated Revolving Credit Facility Agreement

REVOLVING CREDIT FACILITY AGREEMENT USD 15,000,000 DATED 14 DECEMBER 2022 AS AMENDED BY AN AMENDMENT AGREEMENT EFFECTIVE 18 DECEMBER 2023 DREW HOLDINGS LTD. as Lender and HIMALAYA SHIPPING LTD. as Borrower

DocuSign Envelope ID: FA86E6C1-C09E-49FF-8A2B-4665F70C8136 2 This revolving credit facility agreement (the "Agreement") is entered into on this 14th day of December, 2022, by and between: (1) DREW HOLDINGS LTD. (the "Lender"); and (2) HIMALAYA SHIPPING LTD. (the "Borrower"); (hereinafter collectively referred to as the "Parties" and, individually, as a "Party"). WHEREAS:- (A) The Borrower has established a newbuilding programme at New Times Shipbuilding Co. Ltd. (“New Times”) pursuant to which New Times shall build 12 Newcastlemax dual fuel dry-bulk carriers for the Borrower (the “Newbuilding Programme”). (B) The Borrower has raised equity and entered into leasing facilities for the financing of the Newbuilding Programme. (C) [***] (D) To ensure that the Borrower is able to meet its financial obligations towards New Times and maintain a positive working capital during the substantial part of the Newbuilding Programme, the Borrower has requested that the Lender make available to it, and the Lender has agreed to make available to the Borrower, a revolving loan facility in the principal amount of USD 15,000,000 (the "Facility") to cover expected shortfall of financing under the substantial part of the Newbuilding Programme and for working capital purposes and on the terms set out herein. NOW THEREFORE, it is hereby agreed as follows: 1. FACILITY AND PURPOSE The Lender shall, on the terms set forth herein, make the Facility available to the Borrower to cover expected shortfall of financing under the Newbuilding Programme and for working capital purposes. Following 31 December 2023, the Facility available shall be reduced to USD 10,000,000. The definition of the “Facility” shall be adjusted accordingly. 2. AVAILABILITY 2.1 The Facility shall be made available by the Lender to the Borrower in tranches (each, a "Tranche") subject to the Lender having received a written request from the Borrower, substantially in the form of Schedule 1 hereto (the "Drawdown Notice"), no later than 3 business days (being days banks are open for business in London, Oslo, New York and Bermuda) ("Business Days") prior to the relevant drawdown date, and provided the following conditions are satisfied following the drawdown of the requested Tranche: (i) no more than 4 Tranches are outstanding; (ii) the aggregate amount of all Tranches outstanding shall not exceed the Facility; (iii) each Tranche is for a minimum amount of USD 100,000 and a whole multiple of USD 25,000; (iv) no event as described in Clause 5 (Events of Default) has occurred and is continuing;

DocuSign Envelope ID: FA86E6C1-C09E-49FF-8A2B-4665F70C8136 3 (v) the Borrower has documented to the satisfaction of the Lender that it has no reasonable access to other liquid funds available to meet its working capital requirements. 2.2 Amounts drawn shall be paid to such account of the Borrower as may be specified in the Drawdown Notice. 3. INTEREST AND CONSOLIDATION OF TRANCHES 3.1 The Borrower shall pay interest on each Tranche on the last day of the Interest Period pertaining thereto or, if such date is not a Business Day, the immediately preceding Business Day. Interest shall also be paid on the date of repayment of any Tranche if this is completed on a day other than the last date of a quarter. 3.2 Interest due shall be calculated on the basis of an interest rate of Term SOFR for the relevant Interest Period (as defined below) plus a margin of 8% p.a. (the "Interest Rate"). Interest shall accrue from day to day and be calculated on the basis of actual number of days elapsed and a 360 day year. In the event of any payments hereunder not being received on the due date therefor (each such amount being a "Defaulted Amount"), default interest shall be payable by the Borrower in respect of the Defaulted Amount from the due date until the date that payment is received at a rate corresponding to the aggregate of the Interest Rate plus 8% (per cent) p.a., to be calculated and added to the Defaulted Amount at the end of each month from the due date of payment until the Defaulted Amount has been repaid in full. In this Agreement “Term SOFR” means the applicable term SOFR reference rate administered and published by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate). 3.3 The Borrower may select an interest period for each Tranche of 1, 3 or 6 months in the Drawdown Notice (each an "Interest Period"). If the Borrower does not specify a certain Interest Period in the Drawdown Notice or when an Interest Period ends, the Interest Period shall be three months. An interest period shall not extend beyond the Final Maturity Date (as defined below). If two or more Interest Periods relating to separate Tranches end on the same date, those Tranches will, unless the Borrower specifically requests that they continue as separate Tranches, be consolidated into, and treated as, a single Tranche effective from the first day of the succeeding Interest Period. 4. REPAYMENT/CANCELLATION 4.1 A Tranche shall be repaid on the last day of each Interest Period relevant thereto (the "Repayment Date"). Amounts repaid shall be available for re-borrowing subject to the provisions of this Agreement. All Tranches and other amounts outstanding hereunder shall be repaid in full on the first to occur of: (i) 5 Business Days after the date on which the Borrower completes the sale of a major asset (it being agreed that a "major asset" shall mean a vessel or

DocuSign Envelope ID: FA86E6C1-C09E-49FF-8A2B-4665F70C8136 4 contract relating to the Newbuilding Programme, or the shares of a subsidiary holding such vessel or contract) other than a sale of a vessel to a leasing provider pursuant to the Borrower’s leasing arrangements for the vessels; (ii) 5 Business Days after the date on which the Borrower agrees to purchase a major asset; and (iii) 31 December 2025. Whereafter the Facility shall be cancelled (the "Final Maturity Date"). 4.2 The Borrower shall be entitled to cancel any undrawn part of the Facility (such part always being equal to USD 1,000,000 or any whole multiple thereof) without penalty upon giving the Lender 10 Business Days' irrevocable written notice. Amounts cancelled may not be redrawn. Upon expiry of such 10 Business Day period, the Facility will be reduced by the cancelled amount. 4.3 No drawings shall be allowed hereunder after 31 December 2024. All undrawn amounts on the date after such date shall be cancelled automatically. 4.4 Each Tranche may be prepaid in whole or in part at any time. 5. EVENTS OF DEFAULT 5.1 Each of the following events shall constitute an "Event of Default": 5.1.1 Overdue payments The Borrower fails to pay any amount payable by it pursuant to the provisions of this Agreement when due unless such failure is due to technical breakdown or communication error, in which case the Borrower shall be granted 3 Business Days to remedy such default. 5.1.2 Default under other provisions The Borrower defaults under any of the covenants or other provisions of this Agreement (other than as referred to in 5.1.1 (Overdue Payment)), if not remedied by the Borrower within 10 Business Days from a request by the Lender to do so. 5.1.3 Cross default Any other material loan, guarantee or other obligation of the Borrower exceeding USD 10,000,000 is declared, or is capable of being declared due prematurely by reason of default, or the Borrower fails to make payment in respect thereof on the due date for such payment, or security for any such other loan, guarantee or indebtedness becomes enforceable. 5.1.4 Liquidation An order of a competent court or an event analogous thereto is made or any effective resolution passed with a view to the bankruptcy, composition proceedings, debt negotiations, liquidation, winding-up or similar event of the Borrower or a receiver is appointed in respect of any of the Borrower's assets. 5.1.5 Admittance of non-payment The Borrower is unable or admits in writing its inability or unwillingness to pay its lawful debts as they mature. 5.2 Acceleration Upon the occurrence of an Event of Default, the Lender may forthwith notify the Borrower in writing that all amounts outstanding hereunder are immediately due and

DocuSign Envelope ID: FA86E6C1-C09E-49FF-8A2B-4665F70C8136 5 payable. The Facility shall, in such event, be immediately cancelled and the Lender shall be under no obligation to advance funds to the Borrower hereunder. 6. MISCELLANEOUS 6.1 Illegality In the event that it shall be unlawful for the Lender to maintain the Facility, the Borrower shall repay all amounts outstanding hereunder immediately on written demand from the Lender and the Facility shall be cancelled. 6.2 Currency of Payments - Taxes All payments to be made by the Borrower under this Agreement shall be made in USD to the Lender as directed by the Lender and shall be made without set-off or counterclaim or any deductions for, and free and clear of any Taxes. In the event that the Borrower is required by law or regulation to deduct or withhold any such Taxes the sum to be paid shall be increased by such amount as shall be necessary to ensure that the amount received by the Lender after such deduction or withholding, is equal to the amount which would have been received under this Agreement had no such deduction or withholding been required. 6.3 Costs The Borrower shall pay all costs incurred by the Lender in preparing this Agreement and any and all subsequent costs incurred by the Lender in connection with the Facility. 7. GOVERNING LAW AND JURISDICTION 7.1 This Agreement shall be governed by and construed in accordance with Norwegian law. 7.2 The Parties agree to submit to the non-exclusive jurisdiction of the courts of Norway. This Agreement has been entered into on the date stated on the first page hereof. For and on behalf of DREW HOLDINGS LTD. For and on behalf of HIMALAYA SHIPPING LTD. Name: Title: Name: [***] Title: Director

DocuSign Envelope ID: FA86E6C1-C09E-49FF-8A2B-4665F70C8136 6 Schedule 1 DRAWDOWN NOTICE From: Himalaya Shipping Ltd. To: Drew Holdings Ltd. Date: Dear Sirs, We refer to the revolving credit facility dated 14 December 2022 (the "Agreement") made between ourselves as borrower and yourselves as lender. Terms defined in the Agreement shall have the same meaning in this notice. We hereby give you notice that pursuant to the Agreement we wish to draw an amount of USD [ ] thereunder on [ ]. The drawing shall be identified as Tranche [ ]. The initial Interest Period shall be [ ]. Payment instruction: [ ] We confirm that as of today no event has occurred which with or without notice, and/or lapse of time would constitute an Event of Default. We confirm that we will indemnify you against any loss or expense which you may sustain or incur as a consequence of the above referred amount not being drawn, including but not limited to any loss or expenses incurred to fund the amount. This notice is irrevocable. Yours faithfully For and on behalf of Himalaya Shipping Ltd. Signature: Name: Title: